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National City Mortgage Co.
A Subsidiary of National City Bank of Indiana
3232 Newmark Drive Miamisburg, Ohio 45342
Telephone: (937) 910-1200
Mailing Address:
P.O. Box 1820
Dayton, Ohio 45401-1820
SERVICER COMPLIANCE STATE I NT
RE: See attached for series (Exhibit A)
I, Philip D. Cunningham III, hereby certify to Lehman Brothers Bank, FSB and
Lehman Brothers Holdings Inc., that I am a duly elected Executive Vice President of
National City Mortgage Company (the "Company"), a company organized under the laws of the State of Ohio and further as follows:
(i)
A review of the activities of the Company during the immediately preceding calendar year (or applicable portion thereof) and of its performance under the Agreement and any applicable Reconstitution
Agreement during such period has been made under such officer's supervision, and
(ii)
to the best of such officer's knowledge, based on such review, the
Company has fulfilled all of its obligations under the Agreement and any applicable Reconstitution Agreement in all material respects throughout such calendar year (or applicable portion thereof).
National City Mortgage Co.
Certified by: /s/ Philip D. Cunningham III Date: February 29, 2008
Name:
Philip D. Cunningham III
Title: Executive Vice President
Exhibit A
PRIME 2007-3